Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Broadcom Corporation:
We consent to the use of our reports with respect to the consolidated financial statements (and the related financial statement schedule) as of and for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, during the year ended December 31, 2008.
/s/ KPMG LLP
Costa Mesa, California
February 3, 2009